Exhibit 3.12

CERTIFICATE OF FORMATION OF A LIMITED

PARTNERSHIP

Pursuant to the provisions of the Texas Revised Limited Partnership Act, V.A.T.S. art. 6132a-1, the undersigned person certifies that the statements hereinfter made are provisions of the agreement of limited partnership, which is to be effective on August 31, 1994 after this certificate of limited partnership is filed by the Secretary of State of Texas.

1. The name of the limited partnership is Fossil Partners, L.P.

2. The address of the registered office of the limited partnership in Texas is 2280 N. Greenville, Richardson, Texas 75082, and the name of the registered agent of the limited partnership for the service of process on the partnership at that address is T.R. Tunnell, Vice President, Secretary and General Counsel, Fossil, Inc.

3. The address of the principal office of the limited partnership in the United States where records of the limited partnership are to be kept or made available under § 1.07 of the Act is 2280 N. Greenville, Richardson, Texas 75082.

4. The name, mailing address, and the street address of the business of the general partner is:

Name	Mailing and Street Address

Fossil, Inc.	2280 N. Greenville
Richardson, Texas 75082

IN WITNESS WHEREOF, this certificate has been duly executed by the following partner, which is the sole general partner of the limited partnership.

FOSSIL, INC.

By:	/s/ T.R. Tunnell
Name:	T.R. Tunnell
Title:	Vice President, Secretary and General Counsel